Filed Pursuant To Rule 433

Registration No. 333-277837

September 16, 2025

Looking for a low-fee Bitcoin fund? Try the Grayscale Bitcoin Mini Trust ETF (ticker BTC,) our low-fee fund (just .15%) available directly in your investment account. Learn more below.

Fund Ticker BTC Grayscale Bitcoin Mini Trust ETF

*Low-fee based on gross expense ratio at 0.15%.
Brokerage fees and other expenses may still apply.

Grayscale Bitcoin Mini Trust ETF (“BTC” or the "Fund"), an exchange traded product, is not registered under the Investment Company Act of 1940 (or the ’40 Act) and therefore is not subject to the same regulations and protections as 1940 Act registered ETFs and mutual funds. The Fund is subject to significant risk and heightened volatility. The Fund is not suitable for all investors and an investor may lose all their money. An investment in the Fund is not a direct investment in Bitcoin.

The Fund has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC for more complete information about the Fund and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Fund or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.

Foreside Fund Services, LLC is the Marketing Agent for the Fund.

The Grayscale Bitcoin Mini Trust ETF (the "Fund") has a filed registration statement (including prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC for more complete information about the Fund and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Fund or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.